Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
April 27, 2017

CFO Commentary on First Quarter 2017 Financial Results
and Updated 2017 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, April 27, 2017 at 5:00 p.m. ET to review first quarter 2017 financial results, as well as its updated 2017 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company's website http://investor.columbia.com where it will remain available until April 26, 2018.

First Quarter Summary
Net sales increased $18.7 million, or 4 percent, to a first-quarter record $543.8 million, primarily driven by shifts in timing of shipments of Spring 2017 advance orders to wholesale and distributor channels, combined with growth in direct-to-consumer (DTC) net sales.

Gross margin increased 40 basis points to 47.5 percent. Selling, general & administrative (SG&A) expenses increased 4 percent.

Operating income increased 8 percent to a first-quarter record $48.0 million, or 8.8 percent of net sales.

Net income increased 13 percent to a first-quarter record $36.0 million, or $0.51 per diluted share.

The company repurchased 616,152 shares of common stock at an aggregate purchase price of $33.0 million.

Updated FY2017 Financial Outlook Summary
Our updated full year 2017 financial outlook anticipates:

•	Approximately 3 percent net sales growth compared with 2016 net sales of $2.38 billion, including approximately 1 percentage point negative effect from changes in currency exchange rates;

•	Approximately 3 percent growth in operating income to between approximately $256 million and $265 million, representing operating margin of approximately 10.8 percent;

•	An effective income tax rate of approximately 23.0 percent; and

•	Up to 4 percent growth in net income to between approximately $192 million and $199 million, or $2.72 to $2.82 per diluted share.

The Updated Full Year 2017 Financial Outlook section beginning on page 4 below contains a more detailed discussion of the factors contributing to this outlook.

First Quarter Financial Results
(All comparisons are between first quarter 2017 and first quarter 2016, unless otherwise noted.)

Net Sales
Consolidated net sales increased $18.7 million, or 4 percent, to $543.8 million.

Regions

•
U.S. net sales decreased $3.0 million, or 1 percent, to $333.2 million. The decrease in U.S. net sales reflected a mid-single-digit percentage decrease in wholesale net sales, partially offset by a low-single-digit percentage increase in DTC net sales. The combined effects of U.S. wholesale customer bankruptcies, liquidations, and store closures, combined with subdued consumer demand for cold-weather products in key U.S. markets, presented a difficult comparison to the first quarter of 2016 during which U.S. sales grew 18 percent. During the first quarter of 2017, the company operated 120 U.S. retail stores and 4 branded ecommerce sites, compared with 110 stores and 5 branded ecommerce sites in the first quarter of 2016.

•
Net sales in the Latin America/Asia Pacific (LAAP) region increased $16.5 million, or 16 percent (17 percent constant-currency), to $118.3 million, consisting of 80 percent growth in net sales to LAAP distributors, reflecting a shift in the timing of shipments of increased Spring 2017 advance orders; low-double-digit percentage growth in China (high-teen constant-currency), including accelerated shipments to wholesale customers in advance of the enterprise resource planning (ERP) go-live planned to occur during the second quarter of 2017; and low-double-digit percentage growth in Japan (high-single-digit constant-currency) driven by increased DTC net sales, partially offset by a mid-single-digit net sales decline in Korea (high-single-digit constant-currency).

•
Net sales in the Europe/Middle East/Africa (EMEA) region increased $4.1 million, or 8 percent (10 percent constant-currency), to $55.4 million, reflecting mid-teen percentage growth in Europe-direct markets (high-teen constant-currency) driven by increased Spring 2017 advance wholesale orders coupled with an increase in Fall 2016 at-once orders, partially offset by a mid-20-percent decline in net sales to EMEA distributors, due to a shift in timing of shipments of increased Spring 2017 advance orders.

•
Net sales in Canada increased 3 percent (declined 1 percent constant-currency) to $36.9 million, positively affected by foreign currency exchange rates which more than offset a net sales decrease in local currency.

Brands

•
Columbia brand net sales increased $12.0 million, or 3 percent, to $449.1 million, including increased net sales to LAAP distributors (aided by a favorable shift in timing of shipments of increased Spring 2017 advance orders), and higher net sales in China, Europe-direct markets, Japan, and the U.S. DTC business, partially offset by lower U.S. wholesale net sales, and lower net sales to EMEA distributors (attributable to an unfavorable shift in timing of shipments of increased Spring 2017 advance orders).

•
SOREL brand net sales increased $9.1 million, or 50 percent, to $27.2 million, driven by shipment of advance North American wholesale orders for the brand's expanded Spring season assortment and increased Fall 2016 close-out product sales.

•	prAna brand net sales of $38.7 million decreased $2.7 million, or 7 percent, concentrated in the U.S. wholesale business, partially offset by increased net sales in its DTC business.

•
Mountain Hardwear brand net sales increased $2.5 million, or 10 percent, to $27.7 million, driven by increased close-out sales in the U.S. and a shift in timing of shipments of advance orders to LAAP distributors.

Product Categories

•
Global Apparel, Accessories and Equipment net sales increased 1 percent, to $440.0 million, primarily driven by increased net sales of the Columbia and Mountain Hardwear brands, partially offset by a decline in prAna brand net sales.

•
Global Footwear net sales increased 14 percent (15 percent constant-currency), to $103.8 million, reflecting a nearly 50 percent increase in SOREL brand net sales and a mid-single-digit percentage increase in Columbia brand net sales.

Gross Margin
Gross margin improved 40 basis points to 47.5 percent of net sales, driven by:

•	a favorable sourcing environment; and

•	selective price increases in various product categories and geographies.

Selling, General and Administrative (SG&A) Expense
SG&A expense increased $7.8 million, or 4 percent, to $212.8 million, or 39.1 percent of net sales, compared to 39.0 percent of net sales in last year’s first quarter, representing approximately 10 basis points of operating expense deleverage. The increased SG&A expense included:

•	increased costs to support the company's expanding global DTC businesses;

•	changes in the timing of receipt of local tax subsidies related to the company's China joint venture; and

•	increased demand creation expenses.

Operating Income
Operating income increased 8 percent to $48.0 million, or 8.8 percent of net sales, compared with first quarter 2016 operating income of $44.3 million, or 8.4 percent of net sales.

Income Tax Expense
The effective tax rate for the first quarter was 20.1 percent, compared to a 22.5 percent rate in the first quarter of 2016. The lower effective income tax rate was primarily due to the resolution of tax audits in certain jurisdictions.

Net Income
Net income increased 13 percent to $36.0 million, or $0.51 per diluted share, compared with net income of $31.8 million, or $0.45 per diluted share, in the first quarter of 2016.

Balance Sheet
At March 31, 2017, cash and short-term investments totaled $590.5 million, compared to $451.2 million at March 31, 2016. At March 31, 2017, approximately 55 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories of $398.8 million at March 31, 2017 decreased $13.4 million, or 3 percent, compared to March 31, 2016. The inventory decrease was concentrated in the U.S.

Cash Flow, Share Repurchases and Dividends
Net cash provided by operations in the first three months of 2017 was $88.2 million, compared to $97.0 million in the comparable 2016 period.

Capital expenditures in the first three months of 2017 totaled $11.3 million, compared to $10.0 million in the comparable 2016 period.

The company repurchased 616,152 shares of common stock at an aggregate purchase price of $33.0 million. At March 31, 2017, approximately $140.5 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The company paid cash dividends of $12.5 million during the first quarter of 2017.

Regular Quarterly Cash Dividend
At its regular board meeting on April 21, 2017 the board of directors authorized a regular quarterly cash dividend of $0.18 per share, payable on June 1, 2017 to shareholders of record on May 18, 2017.

Updated Full Year 2017 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

In addition, bankruptcies, liquidations, store closures and consolidation among U.S. wholesale customers create increased uncertainty in our ability to predict near-term net sales and profitability. We are also facing macroeconomic, competitive and geopolitical uncertainty in several major markets, making it more difficult to forecast our net sales and profitability.

All of the company's anticipated growth in full year 2017 operating income and earnings is concentrated in the second half and is heavily dependent upon the performance of our U.S. DTC channel.

Our 2017 outlook assumes that current macro and market conditions in key markets do not worsen, and that U.S. regulatory and tax policies remain largely unaltered for the balance of the year.

We are continuing to invest in our multi-year global ERP implementation. To date, we have implemented the ERP system in our North American wholesale operations and international distributor businesses, excluding prAna, as well as the majority of our global supply chain operations. The next implementation, currently planned to occur in the second quarter of 2017, will transition our China joint venture onto the ERP system.

The following 2017 outlook does not include any financial impact from activities associated with the operating model assessment that was initiated during the first quarter of 2017.

Taking the above factors into consideration, our current fiscal year 2017 outlook anticipates:

•
approximately 3 percent growth in global net sales compared to 2016, including contributions from three of our four brands and all four of our geographic regions, and reflecting approximately 1 percentage point negative effect from changes in foreign currency exchange rates;

•
a majority of the projected full year 2017 global net sales increase is expected to come from the company's U.S. DTC channel, including the planned addition of 13 stores and increased productivity in our ecommerce channel;

•	approximately 30 basis point expansion of gross margins, including a nominal impact from changes in foreign currency hedge rates;

•	SG&A expense growth at a rate slightly greater than anticipated net sales growth, resulting in approximately 30 basis points of deleverage;

•	approximately 3 percent growth in operating income to between approximately $256 million and $265 million, representing operating margin of approximately 10.8 percent;

•	an effective income tax rate of approximately 23.0 percent; and

•	up to 4 percent growth in net income to between approximately $192 million and $199 million, or $2.72 to $2.82 per diluted share.

The above outlook also anticipates:

•	comparable net sales growth rates in the first and second half; and

•	more pronounced SG&A deleverage in the first half of the year than in the second half.

We expect first half operating profit to be approximately $5 million lower than the comparable 2016 period, and 2017 profitability and profitability growth compared with 2016 to be concentrated in the second half of the year.

The above projections are further based on the following expectations:

•
Low-single-digit percentage net sales growth from the Columbia brand, mid-single-digit percentage net sales growth from the SOREL brand, and low-single-digit percentage net sales growth from the prAna brand, partially offset by a high-single-digit percentage decline in Mountain Hardwear brand net sales.

•	Low-single-digit percentage net sales growth in the U.S. business, consisting of low-double-digit percentage growth in DTC net sales and a mid-single-digit percentage decline in wholesale net sales.

•
Mid-single-digit percentage net sales growth in the EMEA region, with the Europe-direct business contributing mid-single-digit percentage growth (low-double-digit constant-currency) and the EMEA distributor business contributing mid-single-digit percentage growth.

•
Low-single-digit percentage net sales growth in the LAAP region, consisting of low-20 percent growth in net sales to LAAP distributors, largely offset by a mid-single-digit percentage net sales decline in Korea (mid-single-digit constant-currency) and a low-single-digit percentage net sales decline in Japan (mid-single-digit growth constant-currency). Net sales in China are expected to be comparable to 2016 (mid-single-digit growth constant-currency).

•	Low-single-digit percentage net sales growth in Canada (mid-single-digit constant-currency).

•	Gross margin expansion of approximately 30 basis points compared with 2016, reflecting:

•	selective price increases in various product categories and geographies;

•	a favorable sourcing cost environment; and

•	a favorable channel mix with a greater proportion of DTC net sales.

•
An SG&A expense growth rate slightly greater than anticipated consolidated net sales growth, resulting in approximately 30 basis points of expense deleverage. The nominal increase in projected SG&A expense consists primarily of:

•	increased expenses to support continued expansion in the company's global DTC businesses;

•	increased personnel expenses to support strategic initiatives; and

•	increased demand creation expenses;
partially offset by:

•	favorable foreign currency translation; and

•	continued cost containment measures.

•	Licensing income of approximately $12.0 million.

•
An estimated full-year effective income tax rate of approximately 23.0 percent. The actual rate could differ based on the geographic mix of pre-tax income and the impact of discrete events that may occur during the year. In addition, this tax rate projection does not anticipate any potential regulatory changes related to corporate tax rates, repatriation of cash and short-term investments held in foreign jurisdictions, or border-adjustment tax.

•
An insignificant impact on gross margins due to changes in currency exchange rates on the local currency costs of inventory purchased in U.S. dollars by our foreign subsidiaries, in contrast to 2016 when those factors had an estimated unfavorable impact of $(0.24) per share.

•	Capital expenditures of approximately $60 million, comprising investments in DTC business expansion, information technology and project-based and maintenance capital.

•	Full year free cash flow totaling approximately $175 - $200 million.

Organizational Assessment
As part of the company's commitment to relentless improvement, the senior management team engaged a leading consulting firm during the first quarter to assist in performing a thorough assessment of the company's operating model. The goals are to ensure that the business is aligned and organized to successfully execute its strategic plan. This initiative is in the initial assessment phase and the company anticipates providing updates as the project progresses. The preceding 2017 outlook does not include any financial impact from activities associated with the operating model assessment that was initiated during the first quarter of 2017.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Net Sales Growth - Constant-currency Basis" tables included in the earnings release announcing first quarter financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Second Quarter 2017 Reporting Schedule
Columbia Sportswear Company plans to report second quarter 2017 financial results on Thursday, July 27, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates, selling, general and administrative expenses, including projected increases and decreases in specific components of SG&A, the performance of our U.S. direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, capital expenditures, changes in foreign currency exchange and hedge rates, changes in sourcing costs, free cash flow and the completion and execution of our organizational assessment. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in our direct-to-consumer channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
©2017, Columbia Sportswear Company